As filed with the Securities and Exchange Commission on December 7, 2021

Registration No. 333-148675

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1 TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

COMMUNITY BANKERS TRUST CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Virginia	6022	20-2652949
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I. R. S. Employer Identification Number)

500 Virginia Street, East

Charleston, West Virginia 25301

(304) 348 8400

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Richard M. Adams

Chairman of the Board and Chief Executive Officer

United Bankshares, Inc.

P. O. Box 393

500 Virginia Street, East

Charleston, West Virginia 25301

(304) 348 8400

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the registration statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by a check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

Pursuant to a Registration Statement on Form S-4 (File No. 333-148675), Community Bankers Trust Corporation, a Virginia corporation (the “Registrant”), filed with the U.S. Securities and Exchange Commission (the “Commission”) on January 15, 2008, as amended on February 19, 2008, February 27, 2008, March 20, 2008 and March 21, 2008 and declared effective by the Commission on March 25, 2008 (the “Registration Statement”), the Registrant registered the issuance of up to 6,956,213 shares of its common stock, $0.01 par value per share (the “Common Stock”), to the shareholders of TransCommunity Financial Corporation (“TransCommunity”) upon the effectiveness of a merger of TransCommunity with and into the Registrant (the “Previous Merger”). The Previous Merger was effective on May 31, 2008.

On December 3, 2021, pursuant to the Agreement and Plan of Reorganization, dated as of June 2, 2021 by and between the Registrant and United Bankshares, Inc., a West Virginia corporation (“United”), the Registrant merged with and into United (the “Merger”), with United continuing as the surviving corporation, and as successor in interest to the Registrant.

In connection with the consummation of the Merger, the offering pursuant to the Registration Statement will have been terminated. Therefore, in accordance with the undertaking made by the Registrant in the Registration Statement to remove from registration by means of a post-effective amendment any of its securities being registered under the Registration Statement that remain unsold at the termination of the offering, United, as the successor in interest to the Registrant, hereby amends the Registration Statement to deregister the shares of Common Stock that were registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant (as successor by merger to Community Bankers Trust Corporation) has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Parkersburg, State of West Virginia, on December 7, 2021. No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.

UNITED BANKSHARES, INC., a West Virginia corporation
As successor by merger to Community Bankers Trust Corporation, a Virginia corporation

By:	/s/ W. Mark Tatterson
W. Mark Tatterson
Executive Vice President and
Chief Financial Officer

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